Exhibit 10.9

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2004, between Ablest Inc., a Delaware corporation (the “Company”), and Vincent J. Lombardo (“Executive”).

W I T N E S S E T H:

          WHEREAS, the Company and Executive desire to enter into this Agreement to insure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith;

          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

     1.     Title. The Company hereby employs Executive as Vice President, Chief Financial Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the term of this Agreement, Executive shall be and have the title, duties and authority of Vice President, Chief Financial Officer of the Company and shall devote his entire business time and all reasonable efforts to his employment and shall perform diligently such duties as are customarily performed by the Vice President, Chief Financial Officer of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company or the Chairman or the Vice Chairman of the Company.

     2.     Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end at 11:59 p.m., local time, on December 31, 2006, provided, however, that the term of this Agreement shall automatically renew for successive one year terms, unless Executive or the Company gives written notice to the other not less than one hundred eighty (180) days prior to December 31, 2006 or the expiration of any such one-year term that he or it, as the case may be, is electing not to so extend the term of this Agreement. Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by him or the Company in accordance with the provisions of Paragraph 7(a) below.

     3.     Outside Interests. Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the business of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may attend to outside investments, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with his full-time employment hereunder.

     4.     Compensation.

          (a) Salary. For all services he may render to the Company during the term of this Agreement, the Company shall pay to Executive the following salary in those installments customarily used in payment of salaries to the Company’s senior executives (but in no event less frequently than monthly):

               (i) for calendar year 2004, a salary of One Hundred Sixty Five Thousand Dollars ($165,000);

               (ii) for the calendar year beginning on January 1, 2005, and for each calendar year thereafter during the Term of this Agreement, a salary determined by the Compensation Committee, which in no event shall be less than the annual salary that was payable by the Company to Executive under this Paragraph 4(a) for the immediately preceding calendar year.

          (b) Bonus. Executive shall be entitled to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for the Company’s senior executives generally, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee in its sole discretion.

          (c) Benefits. Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided by the Company to senior executives generally from time to time during the term of this Agreement.

          (d) Business Expenses. Upon delivery of proper documentation therefor Executive shall be reimbursed for all travel, hotel and business expenses when incurred on Company business during the term of this Agreement.

          (e) Perquisites. Executive shall be entitled to such perquisites, including use of an automobile, as are provided by the Company to senior executives generally from time to time during the term hereof.

     5.     Executive Stock Awards Plan. During the term of this Agreement, Executive shall participate in the Company’s Executive Stock Awards Plan, a copy of which is attached hereto as Exhibit A (the “ESAP”), so long as the ESAP is approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders. Subject to such approval by the stockholders, the Company hereby grants to Executive 4,500 restricted shares of common stock, $.05 par value, of the Company, the vesting and other terms and conditions of such restricted shares to be governed by the ESAP.

     6.     Payment in the Event of Death or Disability.

          (a) In the event of Executive’s death or Disability during the term of this Agreement, for a period equal to the lesser of (i) twelve (12) months following the date of such death or Disability or (ii) the balance of the term that would have remained hereunder at such date had Executive’s death or Disability not occurred, the Company shall continue to pay to Executive (or his estate) Executive’s then effective per annum rate of salary, as determined under Paragraph 4(a), and provide to Executive (or to his family members covered under his family medical coverage) the same family medical coverage as provided to Executive on the date of such death or Disability.

          (b) Except as otherwise provided in Paragraph 6(a), in the event of Executive’s death or Disability Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid salary, bonus, or benefits accrued and earned by him up to and including the date of such death or Disability.

          (c) For purposes of this Agreement, Executive’s Disability shall be deemed to have occurred after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties hereunder. The date of Disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Executive, after receipt of notice of Executive’s Disability from the other, dispute that Executive’s Disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Tampa or Clearwater, Florida, metropolitan area selected by the Company and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.

          (d) The payments to be made by the Company to Executive hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Executive (or his estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide employee benefit and welfare plans.

     7.     Termination

          (a) The employment of Executive under this Agreement:

               (i) shall be terminated automatically upon the death or Disability of Executive;

               (ii) may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

               (iii) may be terminated at any time by the Company without Cause with 30 days’ advance notice to Executive;

               (iv) may be terminated at any time by Executive with thirty (30) days’ advance notice to the Company, and shall be terminated automatically if Executive does not accept assumption of this Agreement by, or an offer of employment from, a purchaser of all or substantially all of the assets of the Company, pursuant to terms further described in Paragraph 25 hereof; or

               (v) may be terminated at any time by Executive if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Executive, provided that Executive has given notice of such breach within ninety (90) days after he has knowledge thereof and the Company did not have Cause to terminate Executive at the time such breach occurred.

          (b) Upon any termination hereunder, Executive shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Executive otherwise.

          (c) Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such date.

     8.     Certain Termination Payments.

          (a) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive pursuant to Paragraph 7(a)(v), in either case other than within two years after a Change in Control, the Company shall (i) continue to pay to Executive the per annum rate of salary then in effect under Paragraph 4(a) and provide him and his family with the benefits described in Paragraph 4(c) then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit) for the balance of the term that would have remained hereunder had such termination not occurred, and (ii) pay Executive on or before the thirtieth day after the Date of Termination an amount equal to the product of (i) the target bonus opportunity for the year in which such termination occurs times (ii) the number of years for which a bonus opportunity would have been provided to him under Paragraph 4(b) hereof had he remained employed hereunder for the remainder of the term of this Agreement.

          (b) If Executive’s employment is terminated by the Company with Cause or is terminated pursuant to Paragraph 7(a)(iv), Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary and benefits accrued and earned by him under Paragraphs 4(a) and 4(c) hereof up to and including the Date of Termination.

     9.     Change in Control Termination Payments.

          (a) Executive will be entitled to the compensation set forth in Paragraph 9(b) hereof (the “CIC Compensation”) if his employment is terminated within two years after a Change in Control (i) by the Company without Cause or (ii) by Executive pursuant to Paragraph 7(a)(v) (either (i) or (ii), the “CIC Trigger”). Notwithstanding the foregoing, Executive will not be entitled to CIC Compensation in the event of a termination of his employment following a Change in Control on account of his Death, Disability, or Retirement, or termination by him pursuant to Paragraph 7(a)(iv).

          (b) In the event of a CIC Trigger, Executive shall be entitled to the CIC Compensation provided below:

               (i) In lieu of any further salary, bonus or other payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive not later than the tenth day following the Date of Termination a cash amount equal to the sum of: (y) an amount equal to two times Executive’s annual base salary in effect on the date of Termination (the “Base Salary”); and (z) an amount equal to two times the sum of (A) the target bonus opportunity in the year of such termination and (B) the contribution, if any, paid by the Company for the benefit of Executive to any 401(k) Plan in the last complete fiscal year of the Company.

               (ii) Until the earlier of Executive’s death or the end of the twelve (12) month period following the Date of Termination, the Company shall arrange to provide Executive life, health, disability and accident insurance benefits and the package of “Executive benefits” substantially similar to those which Executive was receiving immediately prior to the Date of Termination, or immediately prior to a Change in Control, if greater, provided that Executive shall be obliged to continue to pay that proportion of premiums paid by him immediately prior to the Change in Control.

               (iii) The Company shall vest and accelerate the exercise date of all stock options, if any, granted to Executive (the “Options”) that are unvested or not exercisable on the Date of Termination, to the end that the Options shall be immediately exercisable for the duration of their respective original terms.

               (iv) Executive shall have the right within one year following the later of the Change in Control or the exercise of an Option to sell to the Company shares of common stock acquired at any time upon exercise of such Option at a price equal to the average of the closing sale prices of the common stock for the 30 trading days ending on the date prior to the date of the Change in Control.

          (c) If the CIC Compensation hereunder, either alone or together with other payments to Executive from the Company, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), such CIC Compensation shall be reduced to the largest amount that will result in no portion of the payments hereunder being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

     10.     Definitions.

          (a) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

          (b) “Cause” means:

               (i) Executive’s conviction of, or plea of “no contest” to, a felony;

               (ii) Executive’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company; or

               (iii) Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive.

          (c) “Change in Control” occurs when:

               (i) any “Person”, other than Clydis D. Heist and her lineal descendants and any trusts for the benefit of her lineal descendants (collectively, the “Heist Family”), and other than any trustee or fiduciary on behalf of any Company benefit plan, becomes the “Beneficial Owner” of securities of the Company having at least 25% of the voting power of the Company’s then outstanding securities (unless the event causing the 25% threshold to be crossed is an acquisition of securities directly from the Company) but only if at the time of such person’s becoming the beneficial owner of the requisite voting power, the Heist Family (or any trust or Person included therein) no longer holds a majority of the outstanding shares; or

               (ii) the stockholders of the Company approve any merger or other business combination of the Company, or any going private transaction subject to Rule 13e-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, or any sale of all or substantially all of the Company’s assets in one or a series of related transactions or any combination of the foregoing transactions (the “Transactions”), other than a Transaction in which the Heist Family or any trust or Person included within the Heist Family is the Beneficial Owner of 50% or more of the voting securities of the surviving company (or its parent) (and, in a sale of assets, of the purchaser of the assets) immediately following the Transaction; or

               (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Disinterested Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company, with, for this purpose, any director who was not a director at the beginning of such period being deemed to be a Disinterested Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Disinterested Directors, so long as such director was not nominated by a person who has entered into an agreement to effect, or threatened to effect, a Change of Control.

          (d) “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of the Exchange Act).

          (e) “Retirement” shall mean voluntary, late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan, or as otherwise defined or determined by the Compensation Committee of the Board of Directors of the Company with respect to senior executives of the Company generally.

     11.     Certain Covenants

          (a) Noncompete and Nonsolicitation. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for two years after termination of Executive’s employment and this Agreement under Paragraph 7 hereof, other than termination by the Company without Cause or termination by Executive pursuant to Paragraph 7(a)(v), Executive shall not, directly or indirectly, do or suffer any of the following:

               (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

               (ii) Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

               (iii) Induce any person who is a customer of the Company to terminate said relationship.

          (b) Nondisclosure; Return of Materials. During the term of his employment by the Company and following termination of such employment, Executive will not disclose (except as required by his duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with the Company or the expiration of this Agreement, Executive will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

          (c) Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 11 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 11, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 11 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 11 that may be pursued by the Company.

          (d) If Executive shall violate any legally enforceable provision of this Paragraph 11 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

          (e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

     12.     Withholding Taxes. All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

     13.     No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether an employment contract or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     14.     Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     15.     Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all the assets of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Executive should die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     16.     Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 16.

     17.     Consent to Jurisdiction. Executive and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the Florida courts and the United States district court(s) in Florida for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.

     18.     Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 18.

     19.     Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

     20.     Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties including, without limitation, that certain employment agreement, dated as of January 21, 2002, between the Company and Executive, which agreement is hereby terminated. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     21.     Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida.

     22.     Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     23.     Legal Fees. If any legal action is required to enforce Executive’s rights under this Agreement, Executive shall be entitled to recover from the Company any expenses for attorneys’ fees and disbursements reasonably incurred by him if he is the prevailing party.

     24.     No Obligation To Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement upon termination of his employment by the Company without Cause by seeking other employment or otherwise after such termination, nor shall the amount of any such payment provided for under this Agreement be reduced by any compensation earned by Executive after such termination as the result of his employment by another employer.

     25.     Sale of Assets. For the avoidance of doubt, if the Company sells all or substantially all of its assets and the purchaser or an affiliate of the purchaser of such assets assumes this Agreement or offers Executive employment on substantially the same terms as contained herein on or before the closing date of such sale of assets and Executive does not accept such assumption or offer in writing on or before the closing date, his employment hereunder shall automatically terminate pursuant to Section 7(a)(iv) on the date of such closing and he shall not be entitled to any payments under any provision of this Agreement other than Paragraph 8(b).

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

EXECUTIVE:

/s/ Vincent J. Lombardo

Name: Vincent J. Lombardo
Address: 10512 Greensprings Dr.; Tampa, Florida 33626.

ABLEST INC.

By: /s/ W. David Foster

Name: W. David Foster
Title: Vice Chairman
Address: 1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

Exhibit A	ABLEST INC.

EXECUTIVE STOCK AWARDS PLAN

1.	Purpose.

The plan shall be known as the Executive Stock Awards Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Ablest Inc. (the “Company”) and its subsidiaries by providing executive officers with incentives to improve stockholder value and contribute to the success of the Company and by enabling the Company to attract, retain and reward the best available persons for executive officer positions.

2.	Definitions.

(a)	“Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

(b)	“Cause” means the occurrence of one of the following:

(i)	Conviction of, or plea of “no contest” to, a felony;

(ii)	Willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company; or

(iii)	Material breach of any provision of an employment agreement between a participating executive and the Company, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to such executive.

(c)	“Change in Control” occurs when:

(i)	any “Person”, other than Clydis D. Heist and her lineal descendants and any trusts for the benefit of her lineal descendants (collectively, the “Heist Family”), and other than any trustee or fiduciary on behalf of any Company benefit plan, becomes the “Beneficial Owner” of securities of the Company having at least 25% of the voting power of the Company’s then outstanding securities (unless the event causing the 25% threshold to be crossed is an acquisition of securities directly from the Company) but only if at the time of such person’s becoming the beneficial owner of the requisite voting power, the Heist Family (or any trust or Person included therein) no longer holds a majority of the outstanding shares; or

(ii)	the stockholders of the Company approve any merger or other business combination of the Company, or any going private transaction subject to Rule 13e-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, or any sale of all or substantially all of the Company’s assets in one or a series of related transactions, or any combination of the foregoing transactions (the “Transactions”), other than a Transaction in which the Heist Family or any trust or Person included within the Heist Family is the Beneficial Owner of 50% or more of the voting securities of the surviving company (or its parent) (and, in a sale of assets, of the purchaser of the assets) immediately following the Transaction; or

(iii)	within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Disinterested Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company, with, for this purpose, any director who was not a director at the beginning of such period being deemed to be a Disinterested Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Disinterested Directors, so long as such director was not nominated by a person who has entered into an agreement to effect, or threatened to effect, a Change of Control.

(d)	“Common Stock” means the common stock, $.05 par value, of the Company.

(e)	“Disability” means disability as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Fair Market Value” of restricted shares granted hereunder shall mean the average of the high and low sale prices of a share of Common Stock on the American Stock Exchange on the last trading day of the calendar year ending immediately prior to the date of vesting of such restricted shares, or if the Company’s Common Stock is not traded on such exchange, or otherwise traded publicly, the value determined, in good faith, by the Compensation Committee of the Board of Directors of the Company as of the last day of such calendar year.

(h)	“Retirement” means voluntary, late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan, or as otherwise defined or determined by the Compensation Committee of the Board of Directors of the Company with respect to senior executives of the Company generally.

(i)	“Subsidiary” means a corporation of which outstanding shares representing 50% or more of the combined voting power of such corporation are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Subject to the provisions of the Plan, the Compensation Committee shall be authorized to interpret the Plan and adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Compensation Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders, and the participants in the Plan. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.

2

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 10, an aggregate of 135,000 shares of Common Stock (hereinafter the “shares”) may be issued pursuant to the Plan. Such shares may be unissued or treasury shares. If any grant under the Plan is forfeited as to any shares, such forfeited shares shall thereafter be available for further grants under the Plan.

5.	Participation.

Participation in the Plan will be limited to Kurt R. Moore, President, and Vincent J. Lombardo, Vice President and Chief Financial Officer, and any other executive officer chosen by the Compensation Committee.

Nothing in the Plan or in any grant thereunder shall confer any right on any participant to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate such participant at any time.

The maximum number of restricted shares that may be granted to any single individual in any one calendar year shall not exceed 30,000 shares.

6.	Restricted Share Grants.

Subject to the last sentence of this paragraph, initial grants of restricted shares will be made to each participant effective as of January 1, 2004, and shares subject thereto will vest on January 1, 2005. Such initial grants of restricted shares shall not be tied to any performance target and are limited to 9,000 shares in the case of the President and 4,500 shares each in the case of the Vice President and Chief Financial Officer and any other executive officer selected to participate in the Plan. Each initial grant of restricted shares made prior to the 2004 annual meeting of stockholders of the Company shall be subject to approval of the Plan by the holders of a majority of the Company’s outstanding common stock and the subject shares will be forfeited if such approval is not obtained.

The Compensation Committee shall establish applicable performance targets based on earnings before taxes (EBT) of the Company and shall determine the number of additional restricted shares that may be earned by the participants in the Plan if the applicable performance targets are met or exceeded. Performance targets shall be set by the Compensation Committee for fiscal years 2004, 2005 and 2006, and the number of additional restricted shares that may be earned with respect to each performance target for each such fiscal year shall also be set by the Compensation Committee.

At the end of a fiscal year, if the Compensation Committee determines, after consultation with management and the Company’s independent auditors, that EBT for a particular fiscal year meets or exceeds one or more of the performance targets, each participant shall receive, with respect to such fiscal year and the targets met or exceeded, the number of restricted shares provided for by the Compensation Committee . Each such grant of restricted shares awarded for a particular fiscal year shall vest on January 1 of the second fiscal year following the fiscal year for which such award was made. Accordingly, grants awarded for fiscal 2004 will vest on January 1, 2006; grants awarded for fiscal 2005 will vest on January 1, 2007; and grants awarded for fiscal 2006 will vest on January 1, 2008.

3

No later than December 15 of the year in which any restricted shares awarded under the Plan vest, the Company will credit to the participant who received such shares an amount equal to the Fair Market Value of such shares times the highest marginal tax rate applicable to such executive for federal tax purposes. This amount will be withheld and applied to the participant’s federal tax account.

The Compensation Committee, after appropriate consultation with management and the Company’s independent auditors, reserves the right to adjust the final calculation of EBT if there occurs an unusual event during the fiscal year in question that has more than a minimal impact, in the Committee’s judgment, on the Company’s earnings.

Each participant will be required to deposit shares with the Company during the period of any restriction thereon and to execute a blank stock power therefor.

Except as otherwise provided by the Compensation Committee, in the event of a Change in Control or the termination of a participant’s employment due to death, Disability, Retirement, or termination without Cause by the Company, all restrictions on shares granted to such participant shall lapse. On termination of a participant’s employment for any other reason, including, without limitation, termination for Cause, all restricted shares subject to grants made to such participant shall be forfeited to the Company.

Each participant who receives restricted shares will have the rights of a stockholder with respect thereto from and after the grant thereof, in accordance with and subject to the risks of forfeiture set forth herein. Notwithstanding the foregoing, no recipient may transfer, assign or encumber any restricted shares granted to him until such shares have vested in accordance with the Plan.

7.	Written Agreement.

Each participant to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Compensation Committee.

8.	Listing and Registration.

If the Compensation Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any grant is necessary or desirable as a condition of, or in connection with, the issuance of same, no such shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Compensation Committee.

9.	Transfer of Participant.

Transfer of a participant from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if participant is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when the right to reemployment shall no longer be guaranteed either by law or by contract.

4

10.	Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Compensation Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, and in the number and kind of shares covered by grants awarded under the Plan.

11.	Termination and Modification of the Plan.

The Board of Directors, without further approval of the stockholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that no modification, suspension or termination of the Plan may, without the consent of the participant affected, alter or impair any grant previously made under the Plan.

The Compensation Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

12.	Commencement Date; Stockholder Approval; Termination Date.

The Plan shall commence effective with the first day of fiscal 2004, subject to approval of the Plan at the 2004 annual meeting of stockholders. If such approval is not obtained, the Plan will terminate, and all grants made thereunder shall be forfeited, immediately following such annual meeting.

Unless previously terminated, the Plan shall terminate at the close of business on the last day of fiscal 2008.

5